UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2003

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 6, 2004, CV Therapeutics, Inc. and Solvay Pharmaceuticals, Inc. announced that they had entered into a co-promotion agreement for ACEON® (perindopril erbumine) Tablets, an angiotensin converting enzyme (ACE) inhibitor with tissue activity approved in the United States for the treatment of hypertension. The co-promotion agreement covers the United States and extends through at least 2010.

We will be responsible for brand marketing activities and for establishing a cardiology focused sales force to promote the product. Solvay Pharmaceuticals will continue to handle the manufacturing and distribution of the product, and its primary care sales force will also continue to promote the product. Solvay Pharmaceuticals will book all sales of ACEON® and we will receive a royalty in the approximate range of 50% to 60% on all sales above a pre-specified baseline level of sales. This baseline approximates the current annual sales level of ACEON®, which is in the range of $30 million. There are no upfront payments by either party associated with the co-promotion agreement. We expect that our operating expenses will increase significantly for fiscal 2005 as a result of our expected commercialization preparations for ACEON® and Ranexa™ and the expenses associated with our MERLIN - TIMI 36 clinical trial of Ranexa. We also expect operating expenses for the second half of 2004 to be approximately $85 million.

Solvay Pharmaceuticals plans to submit in the near future a supplemental new drug application (NDA) to the U.S. Food and Drug Administration (FDA) seeking an expansion of the ACEON® label based on the data from the EUROPA study. According to current PDUFA guidelines, a response from the FDA could be expeced within ten months of the FDA’s receipt of the supplemental NDA. CV Therapeutics does not expect meaningful revenue from the co-promotion agreement until after the potential expansion of the ACEON® label. We may terminate the agreement at any time without cause and without penalty upon advance notice to Solvay Pharmaceuticals.

Perindopril and its use in the treatment of hypertension are covered by two issued United States patents. The first patent (U.S. Patent No. 4,508,729) specifically covers perindopril and expires in 2006. The second patent (U.S. Patent No. 5,162,362) provides broad-based compound coverage and expires in November 2009.

The EUROPA trial (European Trial on Reduction of Cardiac Events with Perindopril in Stable Coronary Artery Disease) was a multicenter, randomized, double-blind, placebo-controlled trial in 12,218 patients with stable coronary disease and without heart failure or substantial hypertension for at least three years. The study was designed to assess the ability of perindopril to reduce cardiovascular death, myocardial infarction, and cardiac arrest. The results from EUROPA were published in the Lancet on September 6, 2003.

In Europe, perindopril is marketed under the brand name Coversyl®.

A copy of the press release dated December 6, 2004 relating to the co-promotion agreement is attached hereto as Exhibit 99.1.

Forward-Looking Statements. This report may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our or Solvay Pharmaceuticals’ future clinical or product development, financial performance or regulatory review of our potential products or Solvay Pharmaceuticals’ ACEON® product. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1 Press Release dated December 6, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2004	CV THERAPEUTICS, INC.

	By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 6, 2004